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                                                                     Exhibit 3.1
                                                                     -----------

                         KRAFT HOLDINGS VIRGINIA INC.

                           ARTICLES OF INCORPORATION



                                   ARTICLE I

     The name of the Corporation is Kraft Holdings Virginia Inc.

                                  ARTICLE II

     The purpose for which the Corporation is organized is the transaction of any or all lawful business not required to be specifically stated in these Articles.

                                  ARTICLE III

     The Corporation shall have the authority to issue three billion (3,000,000,000) shares of Class A Common Stock, without par value, two billion (2,000,000,000) shares of Class B Common Stock, without par value, and five hundred million (500,000,000) shares of Preferred Stock, without par value. The Class A Common Stock and the Class B Common Stock are hereinafter sometimes collectively referred to as "Common Stock." The rights, preferences, voting powers and the qualifications, limitations and restrictions of the authorized stock shall be as follows:

A.   Voting Powers

1. Each share of Class A Common Stock outstanding on any record date shall be entitled to one vote and each share of Class B Common Stock outstanding on such record date shall be entitled to ten votes in respect of any action of shareholders for which such record date was fixed. Except as otherwise required by the Virginia Stock Corporation Act, the Class A Common Stock and the Class B Common Stock shall vote together as a single voting group and the exclusive general voting power for all purposes shall be vested therein.

2. Except as otherwise required by the Virginia Stock Corporation Act or by the Board of Directors acting pursuant to subsection C of Section 13.1-707 of the Virginia Stock Corporation Act (or any successor provision):

     (i) the vote required to constitute any voting group's approval of any corporate action except the election of directors, an amendment or restatement of these Articles, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation's property otherwise than in the usual and regular course of business, or the dissolution of the Corporation, shall be a

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      majority of all votes cast on the matter by such voting group at a meeting at which a quorum of such voting group exists;

      (ii) directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present; and

      (iii) the vote required to constitute approval of an amendment or restatement of these Articles, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation's property otherwise than in the usual and regular course of business or the dissolution of the Corporation shall be a majority of all votes entitled to be cast by each voting group entitled to vote on such action.

B.    Class A and Class B Common Stock

      Except as otherwise set forth below in this Article III, the relative rights, preferences, qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

1.    Dividends

      Subject to the rights of the holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock and all such dividends or distributions shall be payable at the same rate per share on Class A Common Stock and Class B Common Stock so as to retain, immediately before and immediately after giving effect to such dividend or other distribution, the relative proportion of outstanding shares of Class A Common Stock and Class B Common Stock.

2.    Liquidation

      In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the same amount per share in respect thereof. For purposes of this Article III(B)(2), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the

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Corporation or a merger or share exchange involving the Corporation and one or more other corporations (whether or not the Corporation is the corporation surviving such merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

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3.   Reorganization

     Subject to the rights of the holders of Preferred Stock, in case of any reorganization, share exchange or merger of the Corporation with another corporation in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash). In the event that the holders of shares of Class A Common Stock (or of shares of Class B Common Stock) are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted substantially identical election rights.

4.   Conversion of Class B Common Stock

     (a) Prior to the date on which shares of Class B Common Stock are transferred to shareholders of Philip Morris Companies in a Tax-Free Spin-Off (as defined in Article III(B)(4)(b) below), each record holder of shares of Class B Common Stock may convert any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates, if any, for such shares, accompanied by any payment required for documentary, stamp or similar issue or transfer taxes and by a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock including for the purpose of the sale or other disposition of such shares of Class A Common Stock, and requesting that the Corporation issue all of such shares of Class A Common Stock to persons named therein, setting forth the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates, if any, therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock.

     (b) Prior to a Tax-Free Spin-Off, each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by Philip Morris Companies. Shares of Class B Common Stock shall not convert automatically into shares of Class A Common Stock (i) as a result of a distribution of Class B Common Stock to shareholders of Philip Morris Companies in a transaction (including any distribution in exchange for shares of capital stock or securities of Philip Morris Companies) intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision (a "Tax-Free Spin-Off") or (ii) in any transfer after a Tax-Free Spin-Off. For purposes of this Article III(B)(4), a Tax-Free Spin-Off shall be deemed to have occurred at the time shares are first transferred to

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shareholders of Philip Morris Companies following receipt of a certificate described in clause (ii) of the first sentence of Article III(B)(4)(d) below.


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     For purposes of these Articles:

          (i) "Philip Morris Companies" shall mean Philip Morris Companies Inc., a Virginia corporation, and any of its successors by way of merger, share exchange or sale of all or substantially all of its assets;

          (ii) "subsidiary" shall mean, as to any person, a corporation, partnership, joint venture, association or other entity in which such person beneficially owns (directly or indirectly) 50% or more of the outstanding voting power or partnership interests or similar voting interests;

          (iii) "beneficial ownership" shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended; and

          (iv) "person" shall mean a natural person, corporation, partnership, joint venture, association, or legal entity of any kind; each reference to a "natural person" (or to a "record holder" of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.

     The Corporation will provide notice of any automatic conversion of all outstanding shares of Class B Common Stock to holders of record of the Common Stock as soon as practicable following such conversion; provided, however, that
                                                        --------  -------  ----
the Corporation may satisfy such notice requirement by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the Virginia Stock Corporation Act, including by electronic transmission or mailing notice of such conversion first class postage prepaid, to each holder of record of the Common Stock, at such holder's address as it appears on the transfer books of the Corporation; provided, however, that no
                                                  --------  -------
failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock. Each such notice shall state, as appropriate, the following:

          (i)   the automatic conversion date;

          (ii) that all outstanding shares of Class B Common Stock are automatically converted;

          (iii) the place or places where certificates, if any, for such shares may be surrendered in exchange for certificates, if any, representing Class A Common Stock.

          Immediately upon such conversion, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such persons
                                            --------  -------  ----
shall be entitled to

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receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion, subject to Article III(B)(4)(f) below.

     (c) Prior to a Tax-Free Spin-Off, holders of shares of Class B Common Stock may (i) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer that meets the qualifications of Article III(B)(4)(d) below, and under no other circumstances, or (ii) convert any or all of such shares into shares of Class A Common Stock, including for the purpose of effecting the sale or disposition of such shares of Class A Common Stock to any person as provided in Article III(B)(4)(a) above. Prior to a Tax-Free Spin-Off, no one other than those persons in whose names shares of Class B Common Stock become registered on the original stock ledger of the Corporation, or transferees or successive transferees who receive shares of Class B Common Stock in connection with a transfer that meets the qualifications set forth in Article III(B)(4)(d) below, shall have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class B Common Stock.

     Holders of shares of Class B Common Stock may at any and all times transfer to any person the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock.

     (d) Prior to a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of proper transfer documents, accompanied by either of the following:

          (i) a certificate from Philip Morris Companies stating that such transfer is to a subsidiary of Philip Morris Companies; or

          (ii) a certificate from Philip Morris Companies stating that such transfer is to the shareholders of Philip Morris Companies in connection with a Tax-Free Spin-Off.

     (e) Prior to the occurrence of a Tax-Free Spin-Off, every certificate for shares of Class B Common Stock, if any, shall bear a legend on the face thereof reading as follows:

          "The shares of Class B Common Stock represented by this certificate may not be transferred to any person in connection with a transfer that does not meet the qualifications set forth in Article III(B)(4)(d) of the Articles of Incorporation of this Corporation and no person who receives such shares in connection with a transfer that does not meet the qualifications prescribed by Article III(B)(4)(d) is entitled to own or to be registered as the record holder of such shares of Class B

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     Common Stock, but the record holder of this certificate may at such time and in the manner set forth in Article III(B)(4) of the Articles of Incorporation convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock for purposes of effecting the sale or other disposition of such shares of Class A Common Stock to any person. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing."

Upon and after the transfer of shares in a Tax-Free Spin-Off, certificates for shares of Class B Common Stock, if any, shall no longer bear the legend set forth above in this Article III(B)(4)(e).

     (f) Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Article III(B)(4), any dividend, for which the record date or payment date shall be subsequent to such conversion, which may have been declared on the shares of Class B Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend that shall have been declared on such shares payable in shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.

     (g) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

C.   Preferred Stock

     The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Virginia Stock Corporation Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

     Prior to the issuance of any shares of a class or series of Preferred Stock, (1) the Board of Directors shall establish such class or series by adopting a resolution and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof, and (2) the State Corporation Commission of Virginia shall have issued a certificate of amendment.


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                                  ARTICLE IV

  No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or to subscribe to (A) any shares of any class of the Corporation, whether now or hereafter authorized; (B) any warrants, rights, or options to purchase any such shares; or (C) any securities or obligations convertible into or exchangeable for any such shares or convertible into or exchangeable for warrants, rights, or options to purchase any such shares.

                                   ARTICLE V

  The number of directors shall be fixed in the By-Laws or, in the absence of a By-Law fixing the number, the number shall be two.

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                                  ARTICLE VI


A.    Definitions

      For purposes of this Article VI, the following terms shall have the meanings indicated:

1. "eligible person" means a person who is or was a director, officer or employee of the Corporation or a person who is or was serving at the request of the Corporation as a director, trustee, partner, officer or employee of another corporation, affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A person shall be considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan;

2.    "expenses" includes, without limitation, counsel fees;

3. "liability" means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

4. "party" includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

5. "proceeding" means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

B.    Limitation of Liability

      To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of directors, officers or other eligible persons, no director or officer of the Corporation or other eligible person made a party to any proceeding shall be liable to the Corporation or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this
Article VI.

C.    Indemnification

      To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, the Corporation shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that such person is or was an eligible person against any liability incurred by him in connection with such proceeding. To the same extent, the Corporation is

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empowered to enter into a contract to indemnify any eligible person against liability in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.


D.  Termination of Proceeding

    The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the eligible person did not meet any standard of conduct that is or may be a prerequisite to the limitation or elimination of liability provided in Article VI(B) or to his entitlement to indemnification under Article VI(C).

E.  Determination of Availability

    The Corporation shall indemnify under Article VI(C) any eligible person who prevails in the defense of any proceeding. Any other indemnification under
Article VI(C) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the eligible person has met any standard of conduct that is a prerequisite to his entitlement to indemnification under
Article VI(C).


    The determination shall be made:

        (a) by the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

        (b) if a quorum cannot be obtained under clause (a) of this Article VI(E), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

        (c)    by special legal counsel:

               (i) selected by the Board of Directors or its committee in the manner prescribed in clause (a) or (b) of this Article VI(E); or

               (ii) if a quorum of the Board of Directors cannot be obtained under clause (a) of this Article VI(E) and a committee cannot be designated under clause (b) of this Article VI(E), selected by a majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

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         (d) by the holders of Common Stock, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Authorization of indemnification and advancement of expenses and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such authorization and evaluations shall be made by those entitled under clause (c) of this Article VI(E) to select counsel.

     Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed other than through successor Directors approved by the Board of Directors, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the eligible person. If the Board of Directors and the eligible person are unable to agree upon such special legal counsel, the Board of Directors and the eligible person each shall select a nominee, and the nominees shall select such special legal counsel.


F.   Advances

1. The Corporation may pay for or reimburse the reasonable expenses incurred by any eligible person (and for a person referred to in Article VI(G)) who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Article VI(C) if any such person furnishes the
Corporation:

         (a) a written statement, executed personally, of his good faith belief that he has met any standard of conduct that is a prerequisite to his entitlement to indemnification pursuant to Article VI(C) or Article VI(G); and

         (b) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

The undertaking required by clause (b) of this Article VI(F) shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

2. Authorizations of payments under this Article VI(F) shall be made by the persons specified in Article VI(E).



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G.   Indemnification of Others

     The Corporation is empowered to indemnify or contract to indemnify any person not specified in Article VI(C) who was, is or may become a party to any proceeding, by reason of the fact that he is or was an agent of or consultant to the Corporation, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Article VI(C). The provisions of
Article VI(D), Article VI(E) and Article VI(F), to the extent set forth therein, shall be applicable to any indemnification provided hereafter pursuant to this
Article VI(G).

H.   Application; Amendment

     The provisions of this Article VI shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this
Article VI shall impair or otherwise diminish the rights provided under this
Article VI (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article VI and shall promptly pay or reimburse all reasonable expenses incurred by any eligible person or by a person referred to in Article VI(G) in connection with such actions and determinations or proceedings of any kind arising therefrom.

I.   Insurance

     The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any eligible person (and for a person referred to in Article VI(G)) against any liability asserted against or incurred by him whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VI.

J.   Further Indemnity

1. Every reference herein to directors, officers, trustees, partners, employees, agents or consultants shall include former directors, officers, trustees, partners, employees, agents or consultants and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article VI shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VI.

2. Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity,

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pursuant to one or more indemnification agreements, By-Laws, or other arrangements (including without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, By-Laws or other arrangements); provided, however, that any provision of such agreements, By-Laws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreements, By-Laws or other arrangements shall not be affected by any such determination.

K.   Severability

     Each provision of this Article VI shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.


                                  ARTICLE VII

     Article 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia shall not apply to the Corporation.

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                                 ARTICLE VIII

     The initial registered office of the Corporation is Hunton & Williams, Riverfront Plaza, East Tower, 951 E. Byrd Street, Richmond, Virginia 23219-4074. The initial registered agent of the Corporation is Louanna O. Heuhsen, a Virginia resident and a member of the Virginia State Bar whose business office is identical with the Corporation's initial registered office.



                                           /s/ Louanna O. Heuhsen
                                           ---------------------------------
                                           Louanna O. Heuhsen, Incorporator

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